7500 East Columbia Street	Contact Mark L. Lemond
Evansville, IN 47715	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-6471	Executive Vice President, Chief Financial Officer
and Treasurer

FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS; FOURTH QUARTER COMPARABLE STORE SALES INCREASED 8.8 PERCENT

     Evansville, Indiana, March 18, 2010 - Shoe Carnival, Inc. (NASDAQ: SCVL) a leading retailer of value-priced footwear and accessories, today reported sales and earnings for the 13-week fourth quarter and 52-week fiscal year ended January 30, 2010.

Fourth Quarter Results

     Net sales for the fourth quarter of fiscal 2009 increased 8.8 percent to $170.8 million compared to net sales of $156.9 million in the fourth quarter of 2008. Comparable store sales increased 8.8 percent.

     Net earnings for the thirteen-week fourth quarter were $2.6 million, or $0.20 per diluted share, compared to a net loss of $3.0 million, or a loss of $0.24 per diluted share in the fourth quarter last year.

     The gross profit margin for the fourth quarter of fiscal 2009 increased to 28.7 percent compared to 24.7 percent for the fourth quarter of 2008. The merchandise margin increased 2.8 percent primarily as a result of improved inventory management resulting in less promotional selling along with strong sales of boots and athletic footwear. Buying, distribution and occupancy expenses, as a percentage of sales, decreased 1.2 percent through a combination of higher sales and lower expenses for the quarter.

     Selling, general and administrative expenses for the fourth quarter increased $940,000 to $44.5 million. As a percentage of sales, these expenses decreased to 26.1 percent from 27.8 percent in the fourth quarter of fiscal 2008 due to the leveraging effect of higher sales.

Fiscal 2009 Results

     Net sales increased 5.4 percent to $682.4 million for fiscal 2009, compared to net sales of $647.6 million last year. Comparable store sales increased 3.5 percent for the 52-week period.

     Net earnings for fiscal 2009 were $15.2 million, or $1.20 per diluted share, compared to net earnings of $5.3 million, or $0.43 per diluted share, for fiscal 2008.

     Speaking on the results, Mark Lemond, chief executive officer and president said, "We are extremely pleased to report, that despite the economic challenges in fiscal 2009, we achieved better than expected results for the fourth quarter of fiscal 2009. Our 8.8 percent comparable store sales increase was significantly above our expectations with each broad product category of footwear and most of our operations regions delivering a comparable store sales increase for the fourth quarter as compared to the prior year."

     Mr. Lemond continued, "The momentum we realized in the second half of fiscal 2009 has continued into the beginning of the first quarter of fiscal 2010 and we are very optimistic about our outlook for the spring selling season. Our management team remains intently focused on our strategy to raise the net realized price of our footwear, maintain lean and fresh inventories, and increase our free cash flow generation."

First Quarter Fiscal 2010 EPS Outlook

     Earnings per diluted share in the first quarter of fiscal 2010 are expected to be in the range of $0.54 to $0.58. This increase assumes net sales in the range of $181 to $183 million and a comparable store sales increase of 8 to 9 percent.

Store Growth

     During fiscal 2009, 16 new stores were opened and nine were closed to end the year at 311 stores. No stores were opened in the fourth quarter and six were closed. On a net basis, selling space increased 37,000 square feet during fiscal 2009 bringing total retail selling space to 3.4 million square feet.

     Store openings and closings by quarter and for the fiscal year are as follows:

	New Stores	Stores Closed
1st Quarter 2009	10	1
2nd Quarter 2009	2	1
3rd Quarter 2009	4	1
4th Quarter 2009	0	6
Fiscal 2009	16	9

     In fiscal 2010, we expect to open approximately 10 to 15 stores, three of which are expected to open in the first quarter. We expect to close approximately 10 to 13 stores during the fiscal year.

Conference Call

     Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the fourth quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Record Date and Date of Annual Shareholder Meeting

     The Company also announced that April 16, 2010 has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 16, 2010.

Cautionary Statement Regarding Forward-Looking Information

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results the impact of regulatory changes in the United States and the countries where our manufacturers are located; implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; the effects and duration of the current economic downturn and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Spain and East Asia, the primary manufacturers of footwear; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear. See ITEM 1A. RISK FACTORS of our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

     In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

     Shoe Carnival is a chain of 311 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
Net sales	$170,790	$156,910	$682,422	$647,572
Cost of sales (including buying,
distribution and occupancy costs)	121,847	118,125	488,816	473,244

Gross profit	48,943	38,785	193,606	174,328

Selling, general and administrative
expenses	44,520	43,580	168,476	165,953

Operating income (loss)	4,423	(4,795)	25,130	8,375
Interest income	(22)	(10)	(39)	(148)
Interest expense	48	42	174	153

Income (loss) before income taxes	4,397	(4,827)	24,995	8,370
Income tax expense (benefit)	1,843	(1,778)	9,829	3,051

Net income (loss)	$2,554	$(3,049)	$15,166	$5,319

Net income (loss) per share:
Basic	$0.20	$(0.24)	$1.21	$0.43
Diluted	$0.20	$(0.24)	$1.20	$0.43

Average shares outstanding:
Basic	12,584	12,473	12,513	12,406
Diluted	12,789	12,473	12,660	12,492

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 30,	January 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$44,168	$24,817
Accounts receivable	746	1,607
Merchandise inventories	197,452	189,494
Deferred income tax benefit	3,255	2,305
Other	2,480	4,234
Total Current Assets	248,101	222,457
Property and equipment-net	62,162	70,217
Other	1,378	400
Total Assets	$311,641	$293,074

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$57,235	$60,320
Accrued and other liabilities	14,353	11,600
Total Current Liabilities	71,588	71,920
Deferred lease incentives	6,501	5,844
Accrued rent	5,115	5,331
Deferred income taxes	1,052	1,144
Deferred compensation	3,548	2,678
Other	2,008	1,521
Total Liabilities	89,812	88,438
Total Shareholders' Equity	221,829	204,636
Total Liabilities and Shareholders' Equity	$311,641	$293,074

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended
	January 30, 2010	January 31, 2009
Cash flows from operating activities:
Net income	$15,166	$5,319
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	14,982	16,845
Stock-based compensation	1,648	977
Loss on retirement and impairment of assets	228	2,454
Deferred income taxes	(1,042)	780
Lease incentives	2,211	2,038
Other	(661)	(2,815)
Changes in operating assets and liabilities:
Accounts receivable	961	(1,196)
Merchandise inventories	(7,958)	11,287
Accounts payable and accrued liabilities	40	(6,195)
Other	2,322	2,584

Net cash provided by operating activities	27,897	32,078

Cash flows from investing activities:
Purchases of property and equipment	(9,794)	(18,204)
Proceeds from sale of property and equipment	9	3
Other	100	0

Net cash used in investing activities	(9,685)	(18,201)

Cash flows from financing activities:
Borrowings under line of credit	0	6,625
Payments on line of credit	0	(6,625)
Proceeds from issuance of stock	1,148	1,540
Excess tax benefits from stock-based compensation	385	224
Common stock repurchased	(394)	(1)

Net cash provided by financing activities	1,139	1,763

Net increase in cash and cash equivalents	19,351	15,640
Cash and cash equivalents at beginning of year	24,817	9,177

Cash and Cash Equivalents at End of Year	$44,168	$24,817